Exhibit 99.1
Silvergate Capital Corporation Announces First Quarter 2022 Results
La Jolla, CA, April 19, 2022 -- Silvergate Capital Corporation (“Silvergate” or “Company”) (NYSE:SI) and its wholly-owned subsidiary, Silvergate Bank (“Bank”), today announced financial results for the three months ended March 31, 2022.
First Quarter 2022 Highlights
•Net income for the quarter was $27.4 million, compared to $21.4 million for the fourth quarter of 2021, and $12.7 million for the first quarter of 2021
•Net income available to common shareholders for the quarter was $24.7 million, or $0.79 per diluted common share, compared to net income of $18.4 million, or $0.66 per diluted share, for the fourth quarter of 2021, and net income of $12.7 million, or $0.55 per diluted share, for the first quarter of 2021
•Digital currency customers grew to 1,503 at March 31, 2022, compared to 1,381 at December 31, 2021, and 1,104 at March 31, 2021
•The Silvergate Exchange Network (“SEN”) handled $142.3 billion of U.S. dollar transfers in the first quarter of 2022, a decrease of 35% compared to $219.2 billion in the fourth quarter of 2021, and a decrease of 15% compared to $166.5 billion in the first quarter of 2021; Cumulative U.S. dollar transfers on the SEN crossed $1 trillion dollars
•Total SEN Leverage commitments were $1,070.1 million at March 31, 2022, compared to $570.5 million at December 31, 2021, and $196.5 million at March 31, 2021
•Digital currency customer related fee income for the quarter was $8.9 million, compared to $9.3 million for the fourth quarter of 2021, and $7.1 million for the first quarter of 2021
•Average digital currency customer deposits grew to $14.7 billion during the first quarter of 2022, compared to $13.3 billion during the fourth quarter of 2021
•Closed acquisition of select blockchain-based payment technology assets from the Diem Group, further enhancing Silvergate’s existing stablecoin infrastructure

Alan Lane, president and chief executive officer of Silvergate, commented, “We started off 2022 on a strong note, driven by the power of our platform and continued progress on our strategic initiatives. I’m particularly pleased with our first quarter results when you consider that this was one of the most challenging periods for the broader crypto ecosystem since the beginning of the pandemic. While volume on the Silvergate Exchange Network was impacted by broader industry trends, I remain encouraged by the continued growth we saw in customers, SEN Leverage commitments, and average deposits, which reached a record $14.7 billion. To advance our customer-first approach, we continued to invest in our strategic initiatives, including stablecoin infrastructure through the acquisition of select blockchain-based payment technology assets from the Diem Group, and the launch of the Euro SEN. I look forward to the rest of 2022 and I am excited for what lies ahead for Silvergate.”

	As of or for the Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021

Financial Highlights	(Dollars in thousands, except per share data)
Net income	$27,386	$21,391	$12,710
Net income available to common shareholders	$24,698	$18,375	$12,710
Diluted earnings per common share	$0.79	$0.66	$0.55
Return on average assets (ROAA)(1)	0.60%	0.50%	0.71%
Return on average common equity (ROACE)(1)	6.87%	7.25%	9.76%
Net interest margin(1)(2)	1.36%	1.11%	1.33%
Cost of deposits(1)	0.00%	0.00%	0.00%
Cost of funds(1)	0.01%	0.01%	0.02%
Efficiency ratio(3)	46.74%	52.08%	63.03%
Total assets	$15,798,013	$16,005,495	$7,757,152
Total deposits	$13,396,162	$14,290,628	$7,002,371
Book value per common share	$42.77	$46.55	$28.75
Tier 1 leverage ratio	9.68%	11.07%	9.68%
Total risk-based capital ratio	45.01%	57.08%	54.79%
________________________
(1)Data has been annualized.
(2)Net interest margin is a ratio calculated as net interest income, on a fully taxable equivalent basis for interest income on tax-exempt securities using the federal statutory tax rate of 21.0%, divided by average interest earning assets for the same period.
(3)Efficiency ratio is calculated by dividing noninterest expenses by net interest income plus noninterest income.

Digital Currency Initiative
At March 31, 2022, the Company’s digital currency customers increased to 1,503 from 1,381 at December 31, 2021, and from 1,104 at March 31, 2021. At March 31, 2022, prospective digital currency customer leads in various stages of the customer onboarding process and pipeline was above 300. For the first quarter of 2022, $142.3 billion of U.S. dollar transfers occurred on the SEN, a 35% decrease from $219.2 billion transfers in the fourth quarter of 2021, and a decrease of 15% compared to $166.5 billion in the first quarter of 2021. Based on digital currency industry transaction data provided by Coin Metrics, bitcoin and ether dollar trading volumes decreased by 33% during the first quarter of 2022 compared to the fourth quarter of 2021.

Results of Operations, Quarter Ended March 31, 2022
Net Interest Income and Net Interest Margin Analysis (Taxable Equivalent Basis)
The Company’s securities portfolio includes tax-exempt municipal bonds with tax-exempt income from these securities calculated and presented below on a taxable equivalent basis. Net interest income, net interest spread and net interest margin are presented on a taxable equivalent basis to consistently reflect income from taxable securities and tax-exempt securities based on the federal statutory tax rate of 21.0%.
Net interest income on a taxable equivalent basis totaled $54.0 million for the first quarter of 2022, compared to $40.2 million for the fourth quarter of 2021, and $23.5 million for the first quarter of 2021.
Compared to the fourth quarter of 2021, net interest income increased $13.8 million, due to increased interest income, while interest expense remained flat. Average total interest earning assets increased by $1.7 billion for the first quarter of 2022 compared to the fourth quarter of 2021, primarily due to increased securities offset by decreased interest earning deposits in other banks. The average yield on interest earning assets increased from 1.11% for the fourth quarter of 2021 to 1.37% for the first quarter of 2022, primarily due to a higher proportion of securities and a lower proportion of interest earning deposits in other banks as a percentage of interest earning assets, as well as higher yields on recently purchased securities. Average interest bearing liabilities increased $70.2 million for the first quarter of 2022 compared to the fourth quarter of 2021, due to increased FHLB advances. The average rate on total interest bearing liabilities decreased from 1.17%

for the fourth quarter of 2021 to 0.85% for the first quarter of 2022, primarily due to a higher proportion of lower cost FHLB borrowings as a percentage of interest bearing liabilities.
Compared to the first quarter of 2021, net interest income increased $30.5 million due to increased interest income, with the largest driver being higher balances of securities, while interest expense remained relatively flat. Average total interest earning assets increased by $9.0 billion for the first quarter of 2022 compared to the first quarter of 2021, primarily due to increased securities balances funded by the growth in digital currency related deposits. The average yield on total interest earning assets increased from 1.35% for the first quarter of 2021 to 1.37% for the first quarter of 2022, primarily due to a higher proportion of securities and a lower proportion of interest earning deposits in other banks as a percentage of interest earning assets, partially offset by lower yields on the securities portfolio due to the majority of the securities in the portfolio being acquired in the last 12 months within a lower rate environment. Average interest bearing liabilities increased $30.6 million for the first quarter of 2022 compared to the first quarter of 2021, due to increased FHLB advances offset by lower balances of interest bearing deposits. The average rate on total interest bearing liabilities decreased from 0.89% for the first quarter of 2021 to 0.85% for the first quarter of 2022, primarily due to a higher proportion of lower cost FHLB borrowings as a percentage of interest bearing liabilities.
Net interest margin for the first quarter of 2022 was 1.36%, compared to 1.11% for the fourth quarter of 2021, and 1.33% for the first quarter of 2021. The increase in the net interest margin compared to the fourth quarter of 2021 was primarily due to a higher proportion of securities and a lower proportion of interest earning deposits in other banks as a percentage of interest earning assets, as well as higher yields on recently purchased securities. The increase in the net interest margin compared to the first quarter of 2021 was primarily due to a higher proportion of securities and a lower proportion of interest earning deposits in other banks as a percentage of interest earning assets, partially offset by lower yields on the securities portfolio.

	Three Months Ended
	March 31, 2022			December 31, 2021			March 31, 2021
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate

	(Dollars in thousands)
Assets
Interest earning assets:
Interest earning deposits in other banks	$3,067,054	$1,385	0.18%	$5,282,661	$2,166	0.16%	$4,450,110	$1,279	0.12%
Taxable securities	8,492,768	17,779	0.85%	5,735,932	10,178	0.70%	850,558	3,592	1.71%
Tax-exempt securities(1)	2,887,072	16,689	2.34%	1,728,862	9,454	2.17%	270,711	2,146	3.21%
Loans(2)(3)	1,644,604	18,287	4.51%	1,641,345	17,892	4.32%	1,559,989	16,597	4.31%
Other	41,751	203	1.97%	34,490	777	8.94%	15,331	143	3.78%
Total interest earning assets	16,133,249	54,343	1.37%	14,423,290	40,467	1.11%	7,146,699	23,757	1.35%
Noninterest earning assets	500,299			295,841			72,155
Total assets	$16,633,548			$14,719,131			$7,218,854
Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$76,663	$21	0.11%	$77,564	$27	0.14%	$117,228	$46	0.16%
FHLB advances and other borrowings	71,111	70	0.40%	12	—	0.00%	—	—	—
Subordinated debentures	15,846	252	6.45%	15,843	249	6.24%	15,832	245	6.28%
Total interest bearing liabilities	163,620	343	0.85%	93,419	276	1.17%	133,060	291	0.89%
Noninterest bearing liabilities:
Noninterest bearing deposits	14,781,601			13,377,552			6,526,555
Other liabilities	36,770			49,023			30,911
Shareholders’ equity	1,651,557			1,199,137			528,328
Total liabilities and shareholders’ equity	$16,633,548			$14,719,131			$7,218,854
Net interest spread(4)			0.52%			(0.06)%			0.46%
Net interest income, taxable equivalent basis		$54,000			$40,191			$23,466
Net interest margin(5)			1.36%			1.11%			1.33%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(3,505)			(1,985)			(451)
Net interest income, as reported		$50,495			$38,206			$23,015
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(1)Interest income on tax-exempt securities is presented on a taxable equivalent basis using the federal statutory tax rate of 21.0% for all periods presented.
(2)Loans include nonaccrual loans and loans held-for-sale, net of deferred fees and before allowance for loan losses.
(3)Interest income includes amortization of deferred loan fees, net of deferred loan costs.
(4)Net interest spread is the difference between interest rates earned on interest earning assets and interest rates paid on interest bearing liabilities.
(5)Net interest margin is a ratio calculated as annualized net interest income, on a taxable equivalent basis, divided by average interest earning assets for the same period.
Provision for Loan Losses
The Company recorded a reversal of provision for loan losses of $2.5 million for the first quarter of 2022, compared to no provision for the fourth quarter of 2021, or for the first quarter of 2021. The reversal in the first quarter of 2022 was due to the changes in loan product and segment mix in the portfolio, including the net impact of the sale of approximately $150.8 million of real estate loans, partially offset by an increase in SEN Leverage loans.
Noninterest Income
Noninterest income for the first quarter of 2022 was $9.5 million, a decrease of $1.6 million, or 14.5%, from the fourth quarter of 2021. The primary reasons for this decrease were a $0.6 million increase in loss on sale of securities and a $0.4 million, or 4.4%, decrease in deposit related fees as a result of lower foreign exchange fees attributed in part to the geopolitical environment, which negatively impacted trading volume. Additionally, there was a $0.5 million decrease in other income due to a gain on sale of other assets of $0.4 million for the first quarter of 2022 compared to a gain on sale of other assets of $0.9 million recognized in the fourth quarter of 2021.
Noninterest income for the first quarter of 2022 increased by $1.4 million, or 16.8%, compared to the first quarter of 2021. This increase was primarily due to a $1.8 million, or 25.9%, increase in deposit related fees and a $0.4 million increase in other income due to a gain on sale of other assets, offset by a $0.3 million, or 31.8%, decrease in mortgage warehouse fee income and a $0.6 million loss on sale of securities recognized in the first quarter of 2022.

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021

	(Dollars in thousands)
Noninterest income:
Deposit related fees	$8,968	$9,378	$7,124
Mortgage warehouse fee income	651	684	954
(Loss) gain on sale of securities, net	(605)	56	—
Other income	436	937	12
Total noninterest income	$9,450	$11,055	$8,090
Noninterest Expense
Noninterest expense totaled $28.0 million for the first quarter of 2022, an increase of $2.4 million, or 9.2%, compared to the fourth quarter of 2021, and an increase of $8.4 million, or 42.9%, compared to the first quarter of 2021. The increase in noninterest expense compared to prior quarter was primarily due to an increase in salaries and benefits expense attributable to increased headcount as part of organic growth as well as increases in communications and data processing costs all of which support the Company’s strategic initiatives. Other general and administrative expenses increased primarily due to an increase in the provision for off-balance sheet commitments related to SEN Leverage loans. This was partially offset by a decrease in federal deposit insurance expense due to a slower growth rate in deposit levels. The increase in noninterest expense from the first quarter of 2021 was primarily driven by an increase in salaries and employee benefits attributable to increased headcount as well as increases in communications and data processing, professional services, and other general and administrative of costs all of which support organic growth and the Company’s strategic initiatives.

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021

	(Dollars in thousands)
Noninterest expense:
Salaries and employee benefits	$15,544	$13,815	$10,990
Occupancy and equipment	586	728	614
Communications and data processing	2,762	1,862	1,621
Professional services	2,954	2,994	1,717
Federal deposit insurance	1,762	3,100	2,296
Correspondent bank charges	828	634	497
Other loan expense	384	364	174
Other general and administrative	3,198	2,159	1,697
Total noninterest expense	$28,018	$25,656	$19,606
Income Tax Expense (Benefit)
Income tax expense was $7.0 million for the first quarter of 2022, compared to $2.2 million for the fourth quarter of 2021, and a benefit of $1.2 million for the first quarter of 2021. Our effective tax rate for the first quarter of 2022 was 20.4%, compared to 9.4% for the fourth quarter of 2021, and (10.5)% for the first quarter of 2021. The tax expense and effective tax rate for the first quarter of 2022 was impacted by significant increases in tax-exempt income earned on certain municipal bonds compared to the fourth quarter of 2021 and the first quarter of 2021. In addition, the lower effective tax rates for the fourth quarter of 2022 and the first quarter of 2021, were due to higher excess tax benefits recognized on the exercise of stock options.

Balance Sheet
Deposits
At March 31, 2022, deposits totaled $13.4 billion, a decrease of $0.9 billion, or 6.3%, from December 31, 2021, and an increase of $6.4 billion, or 91.3%, from March 31, 2021. Noninterest bearing deposits totaled $13.3 billion, representing approximately 99.5% of total deposits at March 31, 2022, a decrease of $0.9 billion from the prior quarter end, and a $6.4 billion increase compared to March 31, 2021.
Our continued growth has been accompanied by significant fluctuations in the levels of our deposits, in particular our deposits from customers operating in the digital currency industry. The Bank’s average total digital currency customer deposits during the first quarter of 2022 amounted to $14.7 billion, with the high and low daily total digital currency deposit levels during such time being $16.2 billion and $13.2 billion, respectively, compared to an average of $13.3 billion during the fourth quarter of 2021, and high and low daily deposit levels of $16.0 billion and $10.2 billion, respectively.
Demand for new deposit accounts is generated by the Company’s banking platform for innovators that includes the SEN, which is enabled through Silvergate’s proprietary API, and other cash management solutions. These tools enable Silvergate’s customers to grow their businesses and scale operations. The following table sets forth a breakdown of the Company’s digital currency customer base and the deposits held by such customers at the dates noted below:

	March 31, 2022		December 31, 2021		March 31, 2021
	Number of Customers	Total Deposits(1)	Number of Customers	Total Deposits(1)	Number of Customers	Total Deposits(1)

	(Dollars in millions)
Digital currency exchanges	96	$7,960	94	$8,288	85	$2,993
Institutional investors	966	3,109	894	4,220	695	2,166
Other customers	441	2,126	393	1,603	324	1,634
Total	1,503	$13,195	1,381	$14,111	1,104	$6,793
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(1)Total deposits may not foot due to rounding.
The weighted average cost of deposits for the first quarter of 2022, the fourth quarter of 2021 and the first quarter of 2021 was 0.00%.

	Three Months Ended
	March 31, 2022		December 31, 2021		March 31, 2021
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate

	(Dollars in thousands)
Noninterest bearing demand accounts	$14,781,601	—	$13,377,552	—	$6,526,555	—
Interest bearing accounts:
Interest bearing demand accounts	5,531	0.07%	7,660	0.05%	42,197	0.13%
Money market and savings accounts	70,632	0.11%	69,364	0.14%	74,318	0.16%
Certificates of deposit	500	0.81%	540	0.73%	713	0.57%
Total interest bearing deposits	76,663	0.11%	77,564	0.14%	117,228	0.16%
Total deposits	$14,858,264	0.00%	$13,455,116	0.00%	$6,643,783	0.00%
Loan Portfolio
Total loans, including net loans held-for-investment and loans held-for-sale, were $1.7 billion at March 31, 2022, a decrease of $104.3 million, or 5.9%, from December 31, 2021, and an increase of $50.5 million, or 3.1%, from March 31, 2021. In March 2022, the Company sold commercial real estate, multi-family real estate and construction loans, which decreased overall loans by approximately $150.8 million, net after participating a portion of the loans, compared to the fourth quarter of 2021.

	March 31, 2022	December 31, 2021	March 31, 2021

	(Dollars in thousands)
Real estate loans:
One-to-four family	$94,161	$105,098	$171,045
Multi-family	9,368	56,751	74,003
Commercial	80,279	210,136	287,411
Construction	—	7,573	5,172
Commercial and industrial(1)	434,960	335,862	118,598
Reverse mortgage and other	1,137	1,410	1,346
Mortgage warehouse	125,435	177,115	76,014
Total gross loans held-for-investment	745,340	893,945	733,589
Deferred fees, net	(1,884)	275	1,717
Total loans held-for-investment	743,456	894,220	735,306
Allowance for loan losses	(4,442)	(6,916)	(6,916)
Loans held-for-investment, net	739,014	887,304	728,390
Loans held-for-sale(2)	937,140	893,194	897,227
Total loans	$1,676,154	$1,780,498	$1,625,617
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(1)Commercial and industrial loans includes $435.0 million, $335.9 million and $117.3 million of SEN Leverage loans as of March 31, 2022, December 31, 2021 and March 31, 2021, respectively.
(2)Loans held-for-sale includes $914.2 million, $893.2 million and $897.2 million of mortgage warehouse loans as of March 31, 2022, December 31, 2021 and March 31, 2021, respectively.
Asset Quality and Allowance for Loan Losses
The allowance for loan losses was $4.4 million at March 31, 2022, compared to $6.9 million at December 31, 2021 and March 31, 2021. The ratio of the allowance for loan losses to total loans held-for-investment at March 31, 2022 was 0.60%, compared to 0.77% and 0.94% at December 31, 2021 and March 31, 2021, respectively. The decrease in this ratio at March 31, 2022 was primarily due to the lower risk profile of the loan portfolio as a result of the loan sale discussed above.
Nonperforming assets totaled $3.6 million, or 0.02% of total assets, at March 31, 2022, a decrease of $0.4 million from $4.0 million, or 0.03% of total assets at December 31, 2021. Nonperforming assets decreased $1.6 million, from $5.3 million, or 0.07%, of total assets at March 31, 2021.

	March 31, 2022	December 31, 2021	March 31, 2021

Asset Quality	(Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans	$3,632	$4,003	$5,269
Troubled debt restructurings	$1,703	$1,713	$1,484
Other real estate owned, net	—	—	—
Nonperforming assets	$3,632	$4,003	$5,269

Asset Quality Ratios:
Nonperforming assets to total assets	0.02%	0.03%	0.07%
Nonaccrual loans to total loans(1)	0.49%	0.45%	0.72%
Net charge-offs (recoveries) to average total loans(1)	0.00%	0.00%	0.00%
Allowance for loan losses to total loans(1)	0.60%	0.77%	0.94%
Allowance for loan losses to nonaccrual loans	122.30%	172.77%	131.26%
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(1)Loans exclude loans held-for-sale at each of the dates presented.

Securities
The total securities portfolio increased $3.6 billion, or 41.6%, from $8.6 billion at December 31, 2021, and increased $10.5 billion, or 610.4%, from $1.7 billion at March 31, 2021, to $12.2 billion at March 31, 2022. During the first quarter of 2022, the Company purchased $4.6 billion of securities, including $1.3 billion of U.S. Treasuries, $1.1 billion of tax-exempt municipal bonds, $1.1 billion of agency residential mortgage-backed securities, $432.6 million of U.S. agency securities excluding mortgage-backed securities, $348.3 million of private label commercial mortgage-backed securities and $256.4 million of agency commercial mortgage-backed securities. During the first quarter of 2022, the Company sold $432.1 million of longer duration securities and recognized a net loss of $0.6 million. The securities sold were part of a restructuring that is projected to have a positive impact on future earnings when compared to securities purchased in the first quarter of 2022. In addition, the Company sold the related interest rate cap contracts that hedged a portion of the securities that were sold and a realized gain on sale of $0.4 million was recognized in other noninterest income. As of March 31, 2021, there were $2.8 billion of securities classified as held-to-maturity.
Capital Ratios
At March 31, 2022, the Company’s ratio of common equity to total assets was 8.56%, compared with 8.84% at December 31, 2021, and 9.20% at March 31, 2021. At March 31, 2022, the Company’s book value per common share was $42.77, compared to $46.55 at December 31, 2021, and $28.75 at March 31, 2021.
At March 31, 2022, the Company had a tier 1 leverage ratio of 9.68%, common equity tier 1 capital ratio of 38.97%, tier 1 risk-based capital ratio of 44.84% and total risk-based capital ratio of 45.01%.
At March 31, 2022, the Bank had a tier 1 leverage ratio of 9.51%, common equity tier 1 capital ratio of 44.28%, tier 1 risk-based capital ratio of 44.28% and total risk-based capital ratio of 44.45%. These capital ratios each exceeded the “well capitalized” standards defined by federal banking regulations of 5.00% for tier 1 leverage ratio, 6.5% for common equity tier 1 capital ratio, 8.00% for tier 1 risk-based capital ratio and 10.00% for total risk-based capital ratio.

Capital Ratios(1)	March 31, 2022	December 31, 2021	March 31, 2021
The Company
Tier 1 leverage ratio	9.68%	11.07%	9.68%
Common equity tier 1 capital ratio	38.97%	49.53%	53.03%
Tier 1 risk-based capital ratio	44.84%	56.82%	54.23%
Total risk-based capital ratio	45.01%	57.08%	54.79%
Common equity to total assets	8.56%	8.84%	9.20%
The Bank
Tier 1 leverage ratio	9.51%	10.49%	9.50%
Common equity tier 1 capital ratio	44.28%	53.89%	53.24%
Tier 1 risk-based capital ratio	44.28%	53.89%	53.24%
Total risk-based capital ratio	44.45%	54.15%	53.80%
________________________
(1)March 31, 2022 capital ratios are preliminary.
Asset Purchase and Issuance of Common Stock
On January 31, 2022, the Company entered into an Asset Purchase Agreement (the “Purchase Agreement”) under which it acquired from the Libra Association, Diem Networks US HoldCo, Inc., Diem Networks US, Inc., Diem Networks II LLC, Diem LLC, and Diem Networks LLC, (collectively, the “Sellers”) certain intellectual property and other technology assets designed for running a blockchain-based payment network.
Under the terms of the Purchase Agreement, the aggregate purchase price for the acquired assets consisted of (i) $50.0 million in cash consideration and (ii) 1,221,217 shares of the Company’s Class A common stock. The value of the total transaction consideration was $181.6 million. The Company accounted for the purchase as an asset acquisition and capitalized direct transaction costs related to the purchase of approximately $8.4 million. Further development costs incurred will be capitalized in accordance with accounting guidance for internal use software and the asset will be amortized over its expected useful life once it is ready for its intended use.

Subsequent Event
On April 11, 2022, the Company’s Board of Directors declared a quarterly dividend payment of $13.44 per share, equivalent to $0.336 per depositary share, on its Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”), for the period covering February 15, 2022 through May 14, 2022, for a total dividend of $2.7 million. The depositary shares representing the Series A Preferred Stock are traded on the New York Stock Exchange under the symbol “SI PRA.” The dividend will be payable on May 16, 2022 to shareholders of record of the Series A Preferred Stock as of April 29, 2022.
Conference Call and Webcast
The Company will host a conference call on Tuesday, April 19, 2022 at 11:00 a.m. (Eastern Time) to present and discuss first quarter 2022 financial results. The conference call can be accessed live by dialing 1-844-200-6205 or for international callers, 1-929-526-1599, entering the access code 487806. A replay will be available starting at 1:00 p.m. (Eastern Time) on April 19, 2022 and can be accessed by dialing 1-866-813-9403, or for international callers +44-204-525-0658. The passcode for the replay is 046195. The replay will be available until 11:59 p.m. (Eastern Time) on May 3, 2022.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company's website at https://ir.silvergate.com. The online replay will remain available for a limited time beginning immediately following the call.
About Silvergate
Silvergate Capital Corporation (NYSE: SI) is the leading provider of innovative financial infrastructure solutions and services for the growing digital currency industry. The Company’s real-time payments platform, known as the Silvergate Exchange Network, is at the heart of its customer-centric suite of payments, lending and funding solutions serving an expanding class of digital currency companies and investors around the world. Silvergate is enabling the rapid growth of digital currency markets and reshaping global commerce for a digital currency future.
Forward Looking Statements
Statements in this earnings release may constitute forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “projection,” “forecast,” “goal,” “target,” “would,” “aim” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry and management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. The inclusion of these forward-looking statements should not be regarded as a representation by us or any other person that such expectations, estimates and projections will be achieved. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. For information about other important factors that could cause actual results to differ materially from those discussed in the forward-looking statements contained in this release, please refer to the Company's public reports filed with the U.S. Securities and Exchange Commission.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: changes in general economic, political, or industry conditions; geopolitical concerns, including the ongoing war in Ukraine; the magnitude and duration of the COVID-19 pandemic and related variants and mutations and their impact on the global economy and financial market conditions and our business, results of operations, and financial condition; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Board of Governors of the Federal Reserve System; inflation/deflation, interest rate, market, and monetary fluctuations; volatility and disruptions in global capital and credit markets; the transition away from USD LIBOR and uncertainty regarding potential alternative reference rates, including SOFR; competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services; the impact of changes in financial services policies, laws, and regulations, including those concerning taxes, banking, securities, digital currencies and insurance, and the application thereof by regulatory bodies; cybersecurity threats and the cost of defending against them, including the costs of compliance with potential legislation to combat cybersecurity at a state, national, or global level; and other factors that may affect our future results.
Any forward-looking statement speaks only as of the date of this earnings release, and we do not undertake any obligation to publicly update or review any forward-looking statement, whether because of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for us to predict their occurrence. In addition, we cannot assess the impact of each risk and uncertainty on our business or the extent to which any risk or uncertainty, or combination of risks and uncertainties, may cause actual results to differ materially from those contained in any forward-looking statements.

Investor Relations Contact:
Hunter Stenback / Ashna Vasa
858-200-3782
investors@silvergate.com

Source: Silvergate Capital Corporation

SILVERGATE CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands)
(Unaudited)

	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
ASSETS
Cash and due from banks	$207,304	$208,193	$168,628	$52,859	$16,422
Interest earning deposits in other banks	1,178,205	5,179,753	3,615,860	4,415,458	4,315,100
Cash and cash equivalents	1,385,509	5,387,946	3,784,488	4,468,317	4,331,522
Trading securities, at fair value	—	—	—	26,998	1,990
Securities available-for-sale, at fair value	9,463,494	8,625,259	7,234,216	6,176,778	1,717,418
Securities held-to-maturity, at amortized cost	2,751,625	—	—	—	—
Loans held-for-sale, at lower of cost or fair value	937,140	893,194	818,447	748,577	897,227
Loans held-for-investment, net of allowance for loan losses	739,014	887,304	809,745	740,155	728,390
Federal home loan and federal reserve bank stock, at cost	61,719	34,010	34,010	29,460	14,851
Accrued interest receivable	62,573	40,370	32,154	24,505	9,432
Premises and equipment, net	1,678	3,008	1,483	1,604	1,758
Intangible assets	189,977	—	—	—	—
Derivative assets	46,415	34,056	37,210	39,454	34,442
Other assets	158,869	100,348	24,868	33,628	20,122
Total assets	$15,798,013	$16,005,495	$12,776,621	$12,289,476	$7,757,152
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest bearing demand accounts	$13,323,535	$14,213,472	$11,586,318	$11,290,638	$6,889,281
Interest bearing accounts	72,627	77,156	76,202	80,918	113,090
Total deposits	13,396,162	14,290,628	11,662,520	11,371,556	7,002,371
Federal home loan bank advances	800,000	—	—	—	—
Subordinated debentures, net	15,848	15,845	15,841	15,838	15,834
Accrued expenses and other liabilities	39,507	90,186	26,179	31,575	25,326
Total liabilities	14,251,517	14,396,659	11,704,540	11,418,969	7,043,531
Commitments and contingencies
Preferred stock	2	2	2	—	—
Class A common stock	316	304	265	265	248
Class B non-voting common stock	—	—	—	—	—
Additional paid-in capital	1,553,547	1,421,592	891,611	697,070	551,798
Retained earnings	218,558	193,860	175,485	151,993	131,058
Accumulated other comprehensive (loss) income	(225,927)	(6,922)	4,718	21,179	30,517
Total shareholders’ equity	1,546,496	1,608,836	1,072,081	870,507	713,621
Total liabilities and shareholders’ equity	$15,798,013	$16,005,495	$12,776,621	$12,289,476	$7,757,152

SILVERGATE CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Interest income
Loans, including fees	$18,287	$17,892	$16,597
Taxable securities	17,779	10,178	3,592
Tax-exempt securities	13,184	7,469	1,695
Other interest earning assets	1,385	2,166	1,279
Dividends and other	203	777	143
Total interest income	50,838	38,482	23,306
Interest expense
Deposits	21	27	46
Federal home loan bank advances	70	—	—
Subordinated debentures and other	252	249	245
Total interest expense	343	276	291
Net interest income before provision for loan losses	50,495	38,206	23,015
Reversal of provision for loan losses	(2,474)	—	—
Net interest income after provision for loan losses	52,969	38,206	23,015
Noninterest income
Deposit related fees	8,968	9,378	7,124
Mortgage warehouse fee income	651	684	954
(Loss) gain on sale of securities, net	(605)	56	—
Other income	436	937	12
Total noninterest income	9,450	11,055	8,090
Noninterest expense
Salaries and employee benefits	15,544	13,815	10,990
Occupancy and equipment	586	728	614
Communications and data processing	2,762	1,862	1,621
Professional services	2,954	2,994	1,717
Federal deposit insurance	1,762	3,100	2,296
Correspondent bank charges	828	634	497
Other loan expense	384	364	174
Other general and administrative	3,198	2,159	1,697
Total noninterest expense	28,018	25,656	19,606
Income before income taxes	34,401	23,605	11,499
Income tax expense (benefit)	7,015	2,214	(1,211)
Net income	27,386	21,391	12,710
Dividends on preferred stock	2,688	3,016	—
Net income available to common shareholders	$24,698	$18,375	$12,710
Basic earnings per common share	$0.79	$0.67	$0.56
Diluted earnings per common share	$0.79	$0.66	$0.55
Weighted average common shares outstanding:
Basic	31,219	27,527	22,504
Diluted	31,401	27,744	23,010